Exhibit 99.1

For Immediate Release

Media Contact:

Don Cowan

AMN Healthcare

858.523-6622

don.cowan@amnhealthcare.com

AMN Healthcare Names New Chief Financial Officer

Former Valeant Pharmaceuticals EVP/CFO Bary Bailey to join AMN Executive Team

San Diego, CA, July 15, 2009 — AMN Healthcare (NYSE: AHS), the leading healthcare staffing company in the United States, today announced Bary Bailey will be joining the executive team as Chief Financial Officer (CFO), effective August 10, 2009. Bailey brings nearly 30 years of experience in finance, financial consulting and operations in the healthcare, insurance and pharmaceutical industries.

Mr. Bailey’s most recent position was that as CFO and Executive Vice President (EVP) at Valeant Pharmaceuticals International, a specialty pharmaceutical company. Bailey joined Valeant in 2002 and was instrumental in restructuring the company to focus on its core pharmaceutical operations and to establish a platform for growth through internal development of existing and new products and via acquisitions. Prior to joining Valeant, Bailey was EVP of Strategy and Technology for PacifiCare Health Systems, Inc., a firm that provides managed care and other health insurance products to employer groups, individuals and Medicare beneficiaries in the United States and Guam.

In addition, Bailey served as EVP of Strategic Initiatives and later CFO at Premier, Inc., one of the largest Healthcare Group Purchasing Organizations in the United States, providing hospitals with group contracting for products and services, malpractice insurance risk sharing and a forum to share clinical knowledge so hospitals can learn from one another. Bailey also held a variety of finance roles at American Medical International (which was purchased by Tenet Healthcare Corporation). He began his career at Arthur Andersen & Company, serving the banking, entertainment, airlines, healthcare and insurance industries.

Bailey has been a certified public accountant for more than 20 years and holds a bachelor’s of science in finance degree from California State University, Long Beach.

Reporting to AMN President and Chief Executive Officer Susan Nowakowski, Bailey will start on July 20 in a transitionary role. He will assume the CFO responsibilities, which include the company’s finance and investor relations functions, on August 10, 2009. Bailey will succeed David Dreyer as AMN’s CFO. The company previously announced Mr. Dreyer’s planned departure in a press release on March 18, 2009. Commenting on Dreyer’s contributions to AMN, Nowakowski said, “I want to personally thank David for his outstanding contributions during the five years he has been a member of our executive team. His expertise and insights have added significant value to the entire organization and we appreciate that very much.”

Regarding Bailey, she said, “Bary brings the passion, experience and track record of a successful CFO, along with the hands-on experience of a seasoned operations executive. His strong combination of integrity, skills, experience and drive will be an important addition to AMN’s executive team and will support our ongoing success in a dynamic and highly competitive industry.”

Bailey said, “I am very excited to join the outstanding executive team and the entire organization responsible for developing and sustaining AMN as the leader in healthcare staffing. I look forward to helping the AMN team advance the company’s relationships to meet the needs of both current and future customers, focused on the efficient delivery of quality care.”

In connection with Mr. Bailey’s appointment as CFO, he will receive a grant of 219,834 stock appreciation rights and 47,929 restricted stock units that are being issued under the employee inducement exception to shareholder approved plans pursuant to New York Stock Exchange rule 303A.08

About AMN Healthcare

AMN Healthcare Services, Inc. is the largest healthcare staffing company in the United States and a leader in all three of its business segments: travel nurse and allied staffing, locum tenens staffing (temporary physician staffing), and physician permanent placement services. AMN Healthcare recruits healthcare professionals both nationally and internationally and places them on variable lengths of assignments and in permanent positions at acute-care hospitals, physician practice groups and other healthcare settings throughout the United States. For more information, visit www.amnhealthcare.com.

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